VICON INDUSTRIES, INC.
                                89 Arkay Drive
                             Hauppauge, NY   11788
                                (516) 293-2200

                   Notice of Annual Meeting of Shareholders
                         To Be Held on April 24, 1997

To the Shareholders of Vicon Industries, Inc.

      Notice is hereby given that the Annual Meeting of Shareholders of Vicon Industries, Inc. (the "Company"), a New York corporation, will be held at the Company's new corporate headquarters located at 89 Arkay Drive, Hauppauge, New York 11788, on April 24, 1997 at 10:00 a.m. local time for the following purposes, all of which are more completely described in the accompanying proxy statement:

      1.    To elect three directors for terms expiring in 2000; and

      2. To approve the 1996 Incentive Stock Option Plan covering 200,000 shares of Common Stock; and

      3. To approve the 1996 Non-Qualified Stock Option Plan for Outside Directors covering 50,000 shares of Common Stock; and

      4. To ratify the selection of KPMG Peat Marwick, independent certified public accountants, as auditors for the Company for the fiscal year ending September 30, 1997; and

      5. To receive the reports of officers and to transact such business as may properly come before the meeting.

      Shareholders entitled to notice of and to vote at the Annual Meeting are shareholders of record at the close of business on February 28, 1997 fixed by action of the Board of Directors.

      The Company's proxy statement is submitted herewith. The Annual Report to Shareholders for the year ended September 30, 1996 is included with the proxy statement.

                  By Order of the Board of Directors,







Melville, New York                       Arthur D. Roche
March 3, 1997                            Secretary




                            YOUR VOTE IS IMPORTANT

You are urged to date, sign and promptly return your proxy so that your shares may be voted in accordance with your wishes and in order that the presence of a quorum may be assured. The prompt return of your signed proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional proxy solicitation. The giving of such proxy does not affect your right to vote in person in the event you attend the meeting.

                            VICON INDUSTRIES, INC.
                                89 Arkay Drive
                          Hauppauge, New York   11788

        PROXY STATEMENT FOR 1997 ANNUAL MEETING OF SHAREHOLDERS

              SOLICITATION AND REVOCATION OF PROXY

      The enclosed proxy, for use only at the Annual Meeting of Shareholders to be held on April 24, 1997 at 10:00 a.m., and any and all adjournments thereof, is solicited on behalf of the Board of Directors of Vicon Industries, Inc. (the "Company").

      Any shareholder executing a proxy retains the right to revoke it by notice in writing to the Secretary of the Company at any time prior to its use. The cost of soliciting the proxy will be borne by the Company.

                          PURPOSES OF ANNUAL MEETING

      The Annual Meeting has been called for the purposes of electing three directors of the class whose term of office expires in 2000; approving the 1996 Incentive Stock Option Plan; approving the 1996 Non-Qualified Stock Option Plan for Outside Directors; ratifying the selection of auditors; receiving the reports of officers; and transacting such other business as may properly come before the meeting.

      The two persons named in the enclosed proxy have been selected by the Board of Directors and will vote shares represented by valid proxies. They have indicated that, unless otherwise specified in the proxy, they intend to vote FOR the election of three directors whose term of office expires in 2000; FOR the approval of the 1996 Incentive Stock Option Plan; FOR the approval of the 1996 Non-Qualified Plan for Outside Directors; and FOR ratification of the selection of auditors.

                             SHAREHOLDER PROPOSALS

      Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders must be received at the Company's principal executive office no later than November 1, 1997, and must comply with all other legal requirements in order to be included in the Company's proxy statement and form of proxy for that meeting. Proposals of security holders not meeting the requirements of Rule 14a-8 of Regulation 14A must comply with the requirements set forth in the Company's Bylaws relating to business conducted at the Annual Meeting of Shareholders.

      This proxy statement and the enclosed proxy card are being furnished to shareholders on or about March 7, 1997.

                               VOTING SECURITIES

      The Company has one class of capital stock, consisting of common stock, par value $.01 per share, of which each outstanding share entitles its holder to one vote. Cumulative voting is not provided under the Company's Certificate of Incorporation or Bylaws. Shareholders entitled to vote or to execute proxies are shareholders of record at the close of business on February 28, 1997. As of February 28, 1997, there were 2,802,728 shares outstanding.

      The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. In the event that there are not sufficient votes for a quorum or to approve any proposal at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

      As to the election of directors, the proxy card being provided by the Board of Directors enables a shareholder to vote for the election of the nominees proposed by the Board, or to withhold authority to vote for one or more of the nominees being proposed. Under New York law and the Company's Certificate of Incorporation and Bylaws, directors are elected by a plurality of shares voted, without regard to either (i) broker non-votes, or (ii) proxies as to which authority to vote for one or more of the nominees being proposed is withheld.

      As to the matters being proposed for shareholder action as set forth in Proposals 2 and 3, the proxy card being provided by the Board of Directors enables a shareholder to check the appropriate box on the proxy card to: (i) vote "FOR" for the plan; (ii) vote "AGAINST" the plan; or (iii) vote to "ABSTAIN" from voting such plan. An affirmative vote of holders of a majority of the Common Stock entitled to vote thereon is required to constitute shareholder approval. Shares as to which the "ABSTAIN" box has been selected on the proxy card, or for which there has been a broker non-vote, will have the effect of a vote against the matter for which the "ABSTAIN" box has been selected.

      Concerning the ratification of independent auditors and all other matters that may properly come before the Annual Meeting, by checking the appropriate box, a shareholder may (i) vote "FOR" the item; (ii) vote "AGAINST" the item; or
(iii) "ABSTAIN" with respect to the item. Under the Company's Certificate of Incorporation and Bylaws, unless otherwise required by law, the ratification of independent auditors and all other matters shall be determined by a majority of the votes cast affirmatively or negatively, without regard to broker non-votes or proxies marked "ABSTAIN" as to the matter.

      Proxies solicited hereby will be returned to the Board, and will be tabulated by inspectors of election designated by the Board, who will not be employed, or a director of, the Company or any of its affiliates.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

      The following table sets forth information as to each person, known to the Company to be a "beneficial owner" (as defined in regulations of the Securities and Exchange Commission) of more than five percent of the Company's Common Stock as of January 31, 1997, except for Mr. Chu Chun and the shares beneficially owned by the Company's Directors, Chief Executive Officer, highly compensated executive officers, and all Directors and all officers as a group.

Name and Address                   Number of Shares          Percent
of Beneficial Owner                Beneficially Owned (1)    of Class
-------------------                ----------------------    --------

Chugai Boyeki (America) Corp.
55 Mall Drive
Commack, NY 11725
        and
Chugai Boyeki Company, Ltd.
2-15-13 Tsukishima
Chuo-ku
Tokyo, Japan 104                    548,715                  17.6%

Chu S. Chun
C/O I.I.I Companies,  Inc.
915 Hartford Turnpike
Shrewsbury, MA 01545                300,557 (6)              9.7%

Hanshin Securities Co., Ltd.
34-7 Yoido-Dong
Youngdungpo-Gu
Seoul 150-010, Korea                143,000                  4.6%

-------------------------------------------------------------------

C/O Vicon Industries, Inc.

Michael D. Katz                     271,400 (2)              8.7%

Kenneth M. Darby                    225,239 (3)              7.2%

Donald N. Horn                      124,300 (2)              4.0%

Arthur D. Roche                     103,967 (4)              3.3%

Arthur V. Wallace                    61,695                  2.0%

Kazuyoshi Sudo                       14,000 (2)               .5%

Milton F. Gidge                       7,000 (2)               .2%

Peter F. Barry                        5,600 (2)               .2%

Peter F. Neumann                      3,000                   .1%

W. Gregory Robertson                      --                   --

Total all officers and
  directors as a group
  (14 persons)                      885,251 (5)              28.5%


(1) The nature of beneficial ownership of all shares is sole voting and investment power.

(2)   Includes currently exercisable options to purchase 5,000 shares.
(3)   Includes currently exercisable options to purchase 136,032 shares.
(4)   Includes currently exercisable options to purchase 65,000 shares.
(5)   Includes currently exercisable options to purchase 293,832 shares.
(6)   Mr. Chun has shared voting and dispositive power over 300,557 shares but disclaims beneficial ownership as to all but 48,400 shares. 196,757 shares are owned by International Industries
      Inc. Profit Sharing Plan and 55,400 by immediate family members.
(7) The above excludes options granted under the 1996 Stock Option Incentive Plan, which is subject to shareholder approval, as follows:

         Kenneth M. Darby         38,000
         Arthur D. Roche          25,000
         Other Officers           15,000
                                  78,000

                PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

                      PROPOSAL 1.  ELECTION OF DIRECTORS

      The Board of Directors is composed of ten directors who are elected for staggered terms of three years each. Directors serve until their successors are elected and qualified. No person being nominated as a director is being proposed for election pursuant to any agreement or understanding between any person and Vicon Industries, Inc.

      The three nominees proposed for election to a term expiring in 2000 at the Annual Meeting are Messrs. Kenneth M. Darby, Peter F. Neumann, and Kazuyoshi Sudo. In the event that any such nominee is unable or declines to serve for any reason, it is intended that proxies will be voted for the election of the balance of those nominees named and for such other persons as shall be designated by the present Board of Directors. The Board of Directors has no reason to believe that any of the persons named will be unable or unwilling to serve.

      Unless authority to vote for the nominees is withheld, it is intended that the shares represented by the enclosed proxy will be voted FOR the three nominees named in the Proxy Statement.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION
            OF ALL NOMINEES NAMED IN THIS PROXY STATEMENT

Information with Respect to Nominees and Continuing Directors

      The following sets forth the names of nominees and continuing directors, their ages, a brief description of their recent business experience, including present occupations and employment, certain directorships held by each and the year in which each became a director of the Company.

Nominees and Their                  Director
Principal Occupations               Since                 Age

Kenneth M. Darby
 President
 Vicon Industries, Inc.               1987                 51

Peter F. Neumann
 President, Flynn-Neumann
 Agency, Inc.                         1987                 62

Kazuyoshi Sudo
 Sr. Executive Vice President
 Chugai Boyeki (America) Corp.        1987                 54


Continuing Directors whose Term of Office Expires in 1998

Milton F. Gidge
 Retired Chairman, Credit Policy
 Lincoln Savings Bank                 1987                 67

Michael D. Katz, M.D.
 President
 Katz, Rosenthal, Ganz, & Snyder
 M.D.P.C.                             1993                 58

W. Gregory Robertson
 President
 TM Capital Corp.                     1991                 52

Arthur V. Wallace
 Vice President
 Pro/Four Video Products, Inc.
 Retired Executive Vice President
 Vicon Industries, Inc.               1974                 71


Continuing Directors whose Term of Office Expires in 1999

Donald N. Horn
 Chairman of the Board
 Vicon Industries, Inc.
 President
 Pro/Four Video Products, Inc.        1967                 68

Peter F. Barry
 Consultant
 Retired Senior Vice President
 Grumman Corporation                  1984                 67

Arthur D. Roche
 Executive Vice President
 Vicon Industries, Inc.               1992                 58

      Mr. Darby has served as Chief Executive Officer since April, 1992 and as President since October, 1991. Mr. Darby also served as Chief Operating Officer and as Executive Vice President, Vice President, Finance and Treasurer of the Company. He first joined the Company in 1978 as Controller after more than nine years at KPMG Peat Marwick, a major public accounting firm.

      Mr. Neumann has been President of Flynn-Neumann Agency, Inc., an insurance brokerage firm, since 1971. He has also served as a director of Reliance Federal Savings Bank since 1978.

      Mr. Sudo is Sr. Executive Vice President and Chief Executive Officer of Chugai Boyeki (America) Corp., a distributor of electronic, chemical and optical products, a position he has held since April 1996. Previously he was Treasurer from 1985.

      Mr. Gidge is a retired executive officer of Lincoln Savings Bank for whom he served from 1976 to 1994 as Chairman, Credit Policy. He has also been a director since 1980 of Interboro Mutual Indemnity Insurance Co., a general insurance mutual company, and a Director of Intervest Corporation of New York, a mortgage banking Company, since 1988.

      Mr. Katz is a practicing physician in New York. He is the President of Katz, Rosenthal, Ganz, & Snyder M.D.P.C. He has served in that capacity since 1970.

      Mr. Robertson is President of TM Capital, a financial services company, an organization he founded in 1989. From 1985 to 1989, he was employed by Thompson McKinnon Securities Inc., as head of investment banking and public finance.

      Mr. Wallace, who joined the Company in 1970, was Executive Vice President from 1979 until he retired in September, 1990. Mr. Wallace is currently Vice President of Pro/Four Video Products, Inc., a manufacturer of professional video products for the broadcast industry.

      Mr. D. Horn founded the Company in 1967 and has served as Chairman of the Board since its inception. He also served as Chief Executive Officer from the Company's inception until April 1992 and as President to September, 1991. Mr. Horn retired from the Company on December 31, 1993 and is currently President of

Pro/Four Video Products, Inc. a manufacturer of professional video products for the broadcast industry. Mr. Horn is the father of Peter A. Horn, a Vice President of the Company.

      Mr. Barry is a retired executive of Grumman Corp., an aerospace manufacturer, for whom he served from August 1988 to March 1991 as Senior Vice President of Washington D.C. operations. Previously, he served since 1974 as President of Hartman Systems, Inc., a manufacturer of electronic controls and display devices for military applications.

     Mr. Roche joined the Company as Executive Vice President and co-participant in the Office of the President in August 1993. For the six months earlier, Mr. Roche provided consulting services to the Company. In October, 1991, Mr. Roche retired as a partner of Arthur Andersen & Co., an international accounting firm which he joined in 1960.


               MEETINGS OF THE BOARD AND COMMITTEES OF THE BOARD

      The Board of Directors has a number of standing committees including the executive committee, the compensation committee and the audit committee.

      The executive committee consists of Messrs. Horn, Gidge, Darby, and Roche, of whom Messrs. Gidge and Horn are nonemployee directors. The committee meets in special situations when the full Board cannot be convened. The committee also recommends candidates to the Board as nominees for election at the Annual Meeting. Directors are selected on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board. The committee will consider written shareholder recommendations for candidates at the next Annual Meeting of Shareholders, which are submitted not later than November 1, 1997 to the Company's principal executive offices and are addressed to the Chairman of the Board of Directors. The Committee did not meet during the past year.

      The compensation committee, whose present members are Messrs. Neumann, Robertson and Wallace, held one meeting during the last fiscal year. The function of the compensation committee is to establish and approve the appropriate compensation for Mr. Darby, recommend the award of stock options, and to review the recommendations of the President with respect to the compensation of all other officers.

      The audit committee consists of Messrs. Gidge, Barry, and Sudo, each of whom are nonemployee directors. The audit committee reviews the internal financial controls of the Company and the objectivity of its financial reporting. The committee meets with appropriate financial personnel from the Company and independent certified public accountants in connection with their audits. The committee recommends to the Board the appointment of independent certified public accountants to serve as the Company's auditors, subject to ratification by the shareholders. The independent certified public accountants have complete and free access to the committee at any time. The committee met twice during the last fiscal year.

      The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business through various reports and documents sent to them, as well as through operating and financial reports made at Board and committee meetings by Messrs. Darby and Roche and other officers.

      Meetings of the Board of Directors are held generally eight times during the year in addition to an organizational meeting following the conclusion of the Annual Meeting of Shareholders. The Board held eleven meetings in the Company's 1996 fiscal year, including all regularly scheduled and annual meetings. No Board member attended fewer than 75% of the aggregate of (1) the total number of meetings of the Board (held during the period for which he was a director) and (2) the total number of meetings held by all committees on which he served (during the periods that he served).

      Directors, except the Chairman of the Board and employee directors, are each compensated at the rate of $600 per meeting and $300 per committee meeting attended in person. The Chairman of the Board is compensated at the rate of $1,000 per Board meeting and $300 per committee meeting attended in person. Effective January 1, 1997, the directors and Chairman will be compensated at annual rates of $6,000 and $10,000 respectively. Committee fees will be $500 per meeting attended in person.

                   CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      The Company and Chugai Boyeki Company, Ltd. (Chugai), a Japanese Corporation, which owns 19.6% of the outstanding shares of the Company, have been conducting business with each other for approximately sixteen years whereby the Company imports certain video products and lenses through Chugai and also sells its products to Chugai who resells the products principally in Asian and European markets. In fiscal 1996, the Company purchased approximately $9.2 million of products through Chugai and sold products to Chugai for resale totaling approximately $2.1 million. Kazuyoshi Sudo, a director, is Treasurer of Chugai Boyeki (America) Corp., a U.S. subsidiary of Chugai.

     Chu S. Chun, who controls 10.7% of the outstanding shares of the Company, also owns Chun Shin Industries, Inc. (CSI). CSI is a 50% partner with the Company in Chun Shin Electronics, Inc. (CSE), a joint venture company which assembles certain Vicon products in South Korea. During fiscal 1996, CSE sold approximately $5.8 million of product to the Company through I.I.I. Companies, Inc. (I.I.I.), a U.S. based company controlled by Mr. Chun. I.I.I. arranges the importation and provides short term financing on all the Company's product purchases from CSE and other Korean suppliers. CSE also sold approximately $1.7 million of product to CSI which sells Vicon product exclusively in Korea. In addition, I.I.I. purchased approximately $900,000 of products directly from the Company during fiscal 1996 for resale to CSI.

      Peter F. Neumann, a director of the Company, is a principal in the insurance brokerage firm of Bradley and Parker, which is the agent for a majority of the Company's commercial insurance. The premium paid for such insurance amounted to approximately $109,000 in fiscal 1996.

      W. Gregory Robertson, a director of the Company, is President of TM Capital Corporation, an investment banking firm which provides investment banking services to the Company on a periodic basis. Services rendered to the Company during fiscal 1996 amounted to $40,000.

      During 1996, the Company purchased approximately $72,000 of products from Pro/Four Video Products, Inc., in which Donald N. Horn and Arthur V. Wallace, directors of the Company, have an ownership interest.

                            OFFICERS OF THE COMPANY


In addition to Messrs. Darby and Roche, the Company has four other officers. They are:

John L. Eckman, age 47        Vice President, U.S. Sales

Peter A. Horn, age 41         Vice President, Compliance and
                                Quality Assurance

Yacov A. Pshtissky, age 45    Vice President, Engineering

Gregory Stempkoski, age 36    Vice President, Export Sales


      Mr. Eckman joined the Company in August 1995 as Eastern Regional Manager. He was promoted to Vice President, U.S. Sales in July, 1996. Prior to joining the Company, he was Director of Field Operations for Cardkey Systems, Inc. with whom he was employed for twelve years.

      Mr. P. Horn joined the Company in January, 1974 and has been employed in various technical capacities. In 1986 he was appointed Vice President, Engineering and in May, 1990 as Vice President, New Products and Technical Support Services; in September 1993, he was appointed Vice President, Marketing and in 1994 as Vice President, Product Management; and in 1995 as Vice President, Compliance and Quality Assurance.

      Mr. Pshtissky, who joined the Company in September, 1979 as an Electrical Design Engineer, was promoted to Director of Electrical Product Development in March, 1988 and to Vice President, Engineering, May, 1990.

      Mr. Stempkoski joined the Company in June, 1986 as an Inside Sales Administrator. In October 1990, he was promoted to International Sales Manager and in October, 1996 he was promoted to Vice President, Export Sales.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee of the Board of Directors consists of Messrs. Neumann, Robertson, and Wallace, none of whom are or ever have been officers of the Company except Wallace who retired as Executive Vice President in 1990. See the section entitled "Certain Relationships and Related Transactions" included elsewhere herein, for a discussion of certain other relationships maintained by Mr. Neumann and Mr. Robertson with the Company.

                            EXECUTIVE COMPENSATION
                      BOARD COMPENSATION COMMITTEE REPORT


      The Compensation Committee's compensation policies applicable to the Company's executive officers for the last completed fiscal year were to pay a competitive market price for the services of such officers, taking into account the overall performance and financial capabilities of the Company and the officer's individual level of performance.

      Mr. Darby makes recommendations to the Compensation Committee as to the base salary and incentive compensation of all executive officers other than Mr. Darby. The Committee reviews these recommendations with Mr. Darby, and after such review, determines compensation. In the case of Mr. Darby, the Compensation Committee makes its determination after direct negotiation with such officer. For each executive officer, the Committee's determinations are based on the committee's conclusions concerning each officer's performance and comparable compensation levels in the CCTV Industry and the Long Island area for similarly situated officers at other companies. The overall level of performance of the Company is taken into account but is not specifically related to the base salary of these executive officers. Also, the Company has established an incentive compensation plan for all of its executive officers, which provides a specified bonus to each officer upon the Company's achievement of certain annual profitability targets.

      The Compensation Committee grants options to executive officers to connect compensation to the performance of the Company. Options are exercisable in the future at the fair market value at the time of grant, so that an officer granted an option is rewarded by the increase in the price of the Company's stock. The Committee grants options based on significant contributions of an executive officer to the performance of the Company.

      In addition, in determining the salary compensation of Mr. Darby as CEO, the Committee considered the responsibility assumed by him in formulating and implementing a management and operating restructuring plan.

                             Compensation Committee

               Peter F. Neumann, Chairman, W. Gregory Robertson
                             and Arthur V. Wallace

                            EXECUTIVE COMPENSATION

      The following information is set forth with respect to all compensation paid by the Company to its Chief Executive Officer and its most highly compensated executive officers other than the CEO whose annual compensation exceeded $100,000, for each of the past three fiscal years.

                          SUMMARY COMPENSATION TABLE

                                       Annual         Long Term
                                    Compensation    Compensation

                         Fiscal
Name and               Year Ended                      Options        All Other
Principal Position    September 30,     Salary       No. of Shares  Compensation


Kenneth M. Darby           1996       $195,000          95,000       $34,750 (2)
Chief Executive Officer    1995       $195,000             -         $ 3,000 (1)
                           1994       $195,000          59,194       $ 3,000 (1)

Arthur D. Roche            1996       $150,000          25,000       $15,875 (3)
Executive Vice President   1995       $150,000             -             -
                           1994       $150,000          50,000           -


      No listed officer received other non-cash compensation amounting to more than 10% of salary.

(1)   Represents life insurance policy payment.

(2) Represents life insurance policy payment of $3,000 and bonus in the form of 16,933 shares of common stock issued from treasury.

(3)   Bonus in the form of 8,467 shares of common stock issued from treasury.


                       OPTION GRANTS IN LAST FISCAL YEAR

                                                            Potential Realizable
                        Individual Grants                    Value at Assumed
                                                           Annual Rates of Stock
                            % of Total                      Price Appreciation
                    No. of  granted to    Exercise             For Option Term
                   Options  Employees In   Price   Expiration
Name               Granted  Fiscal Year  Per Share    Date         5%        10%
----------------- --------  ------------ --------- ----------  -------    ------


Kenneth M. Darby   95,000     39%         1.6875    11/00      $44,300   $97,900
Arthur D. Roche    25,000     10%         1.6875    11/00      $11,700   $25,800

Options granted in the year ended September 30, 1996 were either issued under the 1994 Incentive Stock Option Plan or reissued under the 1986 Incentive Stock Option Plan. The options granted above are exercisable as follows: up to 30% of the shares at the grant date, and additional 30% of the shares on the first anniversary of the grant date, and the balance of the shares on the second anniversary of the grant date, except that no option is exercisable after the expiration of five years from the date of grant.

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                     Value of Unexercised In-
                    Number of Unexercised Options     the-Money Options at
                      As of September 30, 1996        September 30, 1996 (1)
                    -----------------------------   ------------------------

     Name           Exercisable  Unexercisable      Exercisable Unexercisable

Kenneth M. Darby       114,392       66,500          $66,800       $54,000

Arthur D. Roche         57,500       17,500          $37,300       $14,200


No options were exercised by any of the above-named officers during the year ended September 30, 1996.

(1) Calculated based on $2.50 per share closing market value at September 30, 1996.

(2) In October 1996, the Board of Directors approved (subject to shareholder approval) the 1996 Incentive Stock Option Plan and granted options at $2.50 per share to the executive officers as follows:

               Kenneth M. Darby           38,000
               Arthur D. Roche            25,000

            EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                        CHANGE IN CONTROL ARRANGEMENTS

      Mr. Darby has entered into an employment contract with the Company that entitles him to receive an annual salary of $225,000 through fiscal year 2001. Mr. Roche has an employment agreement with the Company that provides an annual salary of $170,000 through September 30, 1999. Each of these agreements provide for payment in an amount up to three times the average annual compensation for the previous five years if there is a change in control without Board of Director approval (as defined in the agreements).

      Messrs. D. Horn and Wallace (current directors) each have insured deferred compensation agreements with the Company which provide that upon reaching retirement age, total payments of $917,000 and $631,000, respectively, will be made in monthly installments over a ten year period. The full deferred compensation payment is subject to such individuals' adherence to certain non-compete covenants. Mr. Wallace began receiving payments under the agreement in October, 1990. Mr. Horn began receiving payments under the agreement in January, 1994.

                            STOCK PERFORMANCE GRAPH

      This graph compares the return of $100 invested in the Company's stock on October 1, 1991, with the return on the same investment in the AMEX Market Value Index and the AMEX High Technology Index.




            COMPARISON OF FIVE YEARS CUMULATIVE TOTAL RETURN AMONG
                   VICON INDUSTRIES, AMEX MARKET VALUE INDEX
                          AND AMEX TECHNOLOGY INDEX*


(The following table was represented by a chart in the printed material)

                                                     AMEX High
            Vicon                AMEX Market         Technology
Date        Industries Inc.      Value Index         Index

10/01/91         100               100                  100
10/01/92         133               101                   94
10/01/93          78               123                  111
10/01/94          81               123                  116
10/01/95          83               145                  155
10/01/96         111               153                  196

          PROPOSAL 2.  APPROVAL OF THE VICON INDUSTRIES, INC.
                       1996 INCENTIVE STOCK OPTION PLAN

      The Board of Directors of the Company has established the Vicon Industries, Inc. 1996 Incentive Stock Option Plan (the "Incentive Option Plan"). The purpose of the Incentive Option Plan is to advance the interests of the Company and its shareholders by providing certain officers and other key employees of the Company, whose judgement, initiative and efforts are key to the successful conduct of the business of the Company and its subsidiaries, with an additional incentive to perform in a superior manner as well as to attract people of experience and ability. Officers and other full time employees of the Company and its subsidiaries are eligible to receive incentive stock options under the Incentive Option Plan. Directors who are not employees of the Company or its subsidiaries are not eligible to receive awards under the Incentive
Option Plan. The following is a summary of the material features of the Incentive Option Plan.

      The Incentive Option Plan authorizes the granting of incentive stock options for 200,000 shares of Common Stock to such officers and full time employees of the Company and its subsidiaries as the Committee (the "Committee") may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors, none of whom are eligible to receive options under the Incentive Option Plan. The Committee selects the officers and employees to whom options are to be granted and the number of shares to be granted. All awards of options by the Committee are subject to the approval of the Board of Directors.

      Options granted under the Incentive Option Plan afford tax benefits upon compliance with certain conditions which do not result in tax deductions to the Company pursuant to Section 422 of the Internal Revenue Code. Shareholder approval of the Incentive Option Plan is required for stock options granted under this plan to qualify for incentive stock option treatment under the Code.

      Incentive stock options granted under the Incentive Option Plan may be exercised within five years from the date of grant and such exercise prices may not be less than 100% of the fair market value on the date the option is granted or in the case of an employee owning more than 10% of the Common Stock of the Company not less than 110% of the fair market value on the date the option is granted. Further, the fair market value of stock with respect to which incentive stock options are exercisable for the first time by any employee in any given calendar year may not exceed $100,000, such value being determined at the time the options are granted.

      No incentive stock option granted in connection with the Incentive Option Plan will be exercisable after the date on which the optionee ceases to perform services for the Company except that in the event of death, options may be exercised for up to one year thereafter, and upon retirement options may be exercisable for up to three months following the date an optionee ceases to perform services.

      Stock purchased through the exercise of options granted under the Incentive Option Plan may be paid in whole or in part through the surrender of previously held shares of Common Stock at the fair market value thereof. No options may be granted under the Incentive Option Plan after ten years from the effective date of the Incentive Option Plan.

      The Board of Directors may amend the Incentive Option Plan in any respect, provided, however, that stockholder approval shall be required for any amendment which: (i) increases the maximum number of shares for which options may be granted under the Incentive Option Plan; (ii) reduces the exercise price at which incentive stock options may be granted; (iii) extends the period during which options may be granted or exercised beyond the times originally prescribed; or (iv) changes the persons eligible to participate in the Incentive Option Plan.

      An optionee shall have no right as a stockholder with respect to any shares covered by an option until the date of issuance of a stock certificate of such shares. Nothing in the Incentive Option Plan or in any award of options granted confers on any person any right to continue in the employ of the Company or its subsidiaries, or to continue to perform services for the Company or its subsidiaries, or interferes in any way with the right of the Company or its subsidiaries to terminate such person's services as an officer or other employee at any time.

      An optionee will not be deemed to have received taxable income upon the grant or exercise of any incentive stock option, provided that the shares of common stock are not disposed of by the Optionee for at least one year after the date of exercise and two years after the date of grant. No compensation deduction may be taken by the Company as a result of the grant or exercise of incentive stock options.

      Options for 104,000 shares have been granted under the 1996 Incentive Option Plan to employees at $2.50 per shares as follows:

      Kenneth M. Darby            38,000
      Arthur D. Roche             25,000
      Other Officers              15,000
      Other Employees             26,000
                                 -------

                                 104,000

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 1996 Incentive Stock Option Plan.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
      APPROVAL OF THE 1996 INCENTIVE STOCK OPTION PLAN.


         PROPOSAL 3. APPROVAL OF THE VICON INDUSTRIES, INC.
                     1996 NON-QUALIFIED STOCK OPTION PLAN
                     FOR OUTSIDE DIRECTORS

      The Board of Directors of the Company has adopted the Vicon Industries, Inc. 1996 Non-Qualified Stock Option Plan for Outside Directors (the "Directors' Option Plan"). The following is a summary of the material terms of the Directors' Option Plan.

      The Directors' Option Plan provides for the granting of non-qualified options for a total of 50,000 shares of Common Stock to members of the Board of Directors of the Company who are not also serving as employees of the Company or any of its subsidiaries as the Committee (the "Committee") may determine. The Committee consists of members of the Company's Compensation Committee who are outside directors. Options granted under this plan must be ratified by the Board of Directors.

      The exercise price per share of each option will be equal to the fair market value of the shares of Common Stock on the date the option is granted. Options will become exercisable one year from the date of grant. All options granted under the Directors' Option Plan expire upon the earlier of five years following the date of grant or three months following the date the optionee ceases to be a director. Upon retirement or death, all options previously granted become exercisable within one year.

      Upon exercise, an optionee will be deemed to have received income upon exercise of the stock option in an amount equal to the amount by which the exercise price is exceeded by the fair market value of the Common Stock. The amount of any ordinary income deemed to have been received by an optionee upon the exercise of a non-qualified stock option will be a deductible expense of the Company for tax purposes.

      No options have been granted under this plan.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the approval of the 1996 Stock Option Plan for Outside Directors'.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE
     APPROVAL OF THE 1996 STOCK OPTION PLAN FOR OUTSIDE
     DIRECTORS'.


                 PROPOSAL 4.  APPROVAL OF INDEPENDENT AUDITORS

      The Board of Directors of the Company has appointed KPMG Peat Marwick as auditors for the fiscal year ending September 30, 1997, and further directed that management submit the Board's selection of auditors to the shareholders at the Annual Meeting for ratification. KPMG Peat Marwick, a nationally known firm of independent certified public accountants, has audited the Company's financial statements since 1973. The Company is not aware of any relationship with KPMG Peat Marwick or any of its associates, other than the usual relationship that exists between independent certified public accountants and client.

      KPMG Peat Marwick will have a representative at the Annual Meeting of Shareholders, who will have an opportunity to make a statement, if they should so desire, and will be available to respond to appropriate questions. KPMG Peat Marwick has provided no services other than audit and tax services in connection with the examination of the Company's financial statements. The Board of Directors of the Company recommends that you vote in favor of the selection of KPMG Peat Marwick as the Company's auditors.

      Unless marked to the contrary, the shares represented by the enclosed proxy will be voted FOR the ratification of KPMG Peat Marwick as the independent auditors of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK AS THE INDEPENDENT AUDITORS OF THE COMPANY.



                OTHER MATTERS THAT MAY COME BEFORE THE MEETING

      As of this date, management is not aware of any matters to be presented for action at the Annual Meeting, other than those referred to in the Notice of Annual Meeting of Shareholders, but the proxy form included with this proxy statement, if executed and returned, gives discretionary authority to management with respect to any other matters that may come before the meeting.

                                 MISCELLANEOUS

      Solicitation of proxies is being made by mail and may also be made in person or by telephone or telegraph by officers, directors and regular employees of the Company.

      The cost of the solicitation will be borne by the Company.



                  By order of the Board of Directors









Melville, New York                                Arthur D. Roche
March 3, 1997                                     Secretary